EXHIBIT 99.1
                                                                    ------------

Press Release from Clark Consulting (NYSE: CLK)

FOR IMMEDIATE RELEASE
For more information:
MEDIA CONTACT:                                INVESTOR RELATIONS CONTACT:
Betsy Sodergren                               Jim Radosevich
Clark Consulting                              Clark Consulting
(847) 304-5800                                (847) 304-5800
betsy.sodergren@clarkconsulting.com           jim.radosevich@clarkconsulting.com

       CLARK CONSULTING LEARNS OF INVESTIGATION OF INDEPENDENT CONSULTANT

BARRINGTON, Ill., July 23, 2004--Clark Consulting has learned that the U.S. Securities & Exchange Commission is investigating possible insider trading activity by Robert Gallivan, an independent sales contractor and one of several leading producers for the Banking Practice of Clark Consulting. The possible trading involved the securities of a number of banks, primarily in California, that have merged or been acquired in the last several years. Many of the banks involved are current or former clients of Clark Consulting's Banking Practice.

Mr. Gallivan, age 68, notified Clark Consulting today that he has decided to retire as an independent consultant with Clark Consulting and terminate his Sales Representative Agreement with the Company. Mr. Gallivan was an independent contractor, rather than an employee of the Company.

Clark Consulting is cooperating fully with the authorities in the investigation. In addition, Clark Consulting is conducting its own preliminary internal investigation and, at this time, believes that its employees have not engaged in any insider trading activity related to the banks identified by the SEC. Clark Consulting believes that it is not a subject of this investigation.

Clark Consulting has a longstanding policy that expressly prohibits directors, officers, employees, and consultants from trading in securities of any customer or other business partner while in possession of material non-public information about such customer or business partner.

Clark Consulting (NYSE: CLK - News) is the leading public executive compensation and benefits consulting firm. Founded in 1967 and now with over 70 offices nationwide, Clark Consulting helps more than 3,900 corporate healthcare and banking clients to keep their best people. Clark Consulting's compensation consultants specialize in designing innovative programs that attract, retain, motivate and reward executives, employees and Directors. The company's benefits consultants provide leading edge advice on the design, financing and plan administration of benefits programs. For additional information, please visit http://www.clarkconsulting.com.